July 15, 2025

James McCabe
Chief Financial Officer
TRIUMPH GROUP INC
555 E Lancaster Avenue , Suite 400
Radnor , Pennsylvania 19087

       Re: TRIUMPH GROUP INC
           Form 10-K for the Fiscal Year Ended March 31, 2025
           File No. 001-12235
Dear James McCabe:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Manufacturing